News Release

EXHIBIT 99.1
SM ENERGY RAISES PRODUCTION GUIDANCE
AND PROVIDES UPDATED NEW WELL RESULTS

DENVER, CO June 18, 2019 - SM Energy Company (the “Company”) (NYSE: SM) today announces that second quarter 2019 production is exceeding expectations and the Company is raising guidance for second quarter and full year production volumes by 0.4 MMBoe, at the mid-point, due to better than expected well performance and completion timing. Second quarter and full year production is expected to be approximately 43-44% oil.

The Company also announces strong 30-day peak IP rates on two wells testing new intervals, the Dean and the Wolfcamp D in the RockStar area of the Permian Basin, which produced approximately 1,550 Boe/d and 1,400 Boe/d, respectively. In addition, at the previously reported Watson State Austin Chalk test in South Texas, the well reached a 30-day peak IP rate of nearly 3,200 Boe/d (three-stream). These intervals have the potential to add significantly to the Company’s inventory in the Midland Basin and South Texas, respectively.

“I continue to congratulate our team on truly outstanding execution, which includes optimizing capital expenditures, in achieving our results to date,” comments President and CEO Jay Ottoson. “Higher than expected production volumes in the Permian reflect strong early performance from a number of new wells including the Wolfcamp D and Dean tests, as well as completion timing. In South Texas, production is benefiting from our newly-designed development wells, as well as a better than expected decline rate at a recently completed Austin Chalk test. Better well performance while maintaining capital discipline further supports our goal to be free cash flow positive in the second half of this year.”

Mr. Ottoson continues, “We are very pleased with results to date on several well tests into new intervals, including the 30-day peak rates we are reporting today for the Wolfcamp D and Dean in the Permian Basin and the Austin Chalk in South Texas. These intervals, in addition to our recent Middle Spraberry test in RockStar are potential catalysts to drive inventory growth and value creation from our existing footprint.”

SECOND QUARTER UPDATES

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Second quarter 2019 production guidance is revised upward to 12.0-12.2 MMBoe, or 132-134 MBoe/d, up from 11.5-11.9 MMBoe, or 126-131 MBoe/d. Oil as a percent of the commodity mix is expected to remain at 43-44% as both the Permian Basin and South Texas areas are contributing higher volumes.

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Full year 2019 production guidance is increased to 45.4-48.4 MMBoe, or 124.4-132.6 MBoe/d, up from 45-48 MMBoe, or 123.3-131.5 MBoe/d. Oil as a percent of the commodity mix is expected to remain at approximately 43-44%.

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The Dean test had a 30-day peak IP rate that averaged approximately 1,550 Boe/d with 92% oil from a ~10,350 foot lateral. The Wolfcamp D test had a 30-day peak IP rate that averaged approximately 1,400 Boe/d (naturally flowing) with 80% oil from a 7,920 foot lateral.

•	The Watson State Austin Chalk test had a 30-day peak IP rate that averaged approximately 3,200 Boe/d (three-stream) with approximately 55% liquids from a 12,875 foot lateral.

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Increased drilling activity across Howard County reflects the high return potential of the area and has resulted in substantial activity around SM operations. The Company’s production guidance incorporates an estimate of the effects of shut-in volumes associated with offset operator completion activity weighted to the second half of 2019.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words "anticipate," "budget," "estimate," "expect," "forecast," "guidance," "plan," "project," "target," "will" and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things: revised guidance for the second quarter and full year 2019, potential inventory increases and projected free cash flow in the second half of 2019. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices and related differentials, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future timing and rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and natural gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; and other such matters discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507